Exhibit 10.10

Qwest Nonemployee Board Compensation Plan

Non-employee directors are entitled to the following compensation:

•	an annual cash retainer of $50,000; and

•	an annual equity grant valued by us at $100,000.

In addition, our independent lead director and the director who chairs the Audit Committee are each paid an annual retainer of $20,000, and the directors who chair the other committees of the Board are each paid an annual retainer of $10,000. Our non-employee directors do not receive meeting participation fees unless they attend more than 12 meetings of the Board or a particular committee during a calendar year, in which case non-employee directors will receive $1,500 for each additional in-person meeting attended (or $750 for each additional telephonic meeting) up to an annual aggregate amount of $25,000. Newly appointed non-employee directors receive an initial equity grant valued by us at $120,000.

Annual and initial equity grants are awarded under our Equity Incentive Plan. Directors receive half of the value of these awards in the form of stock options and half in the form of restricted stock. The annual equity grants vest over two years at 50% per year, and initial option grants vest in full after four years.

Non-employee directors are also entitled to reimbursement for their travel, lodging and other reasonable out-of-pocket expenses in connection with their attendance at Board, committee and stockholder meetings and for other reasonable expenses related to Board service, such as continuing education. Non-employee directors may sometimes use our corporate aircraft to travel to or from Board, committee and stockholder meetings. On occasion, a director’s spouse may also travel on a flight.